Exhibit 99

INVESTOR CONTACT:    MEDIA CONTACT:
Tom Paulson    Kathryn Lovik
Vice President and Chief Financial Officer    Director, Communications
763-540-1204    763-540-1212

Tennant Company Reports 2012 Third Quarter Results
Third quarter diluted EPS of $0.46 on net sales of $178.3 million;
Gross margins rose to 43.5 percent reflecting continued efficiency gains;
Cash at quarter end rose to $63 million, up from $44 million in same period last year;
Dividend raised 6 percent;
Due to global economic uncertainty, company lowers 2012 full year guidance
MINNEAPOLIS, October 24, 2012-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $8.7 million, or $0.46 per diluted share, on net sales of $178.3 million for the third quarter ended September 30, 2012. In the 2011 third quarter, Tennant reported net earnings of $9.7 million, or $0.50 per diluted share, on record net sales for a third quarter of $187.0 million.
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “After rising 4.7 percent in the 2012 first half, Tennant's sales in North America, our largest geography, declined 3.3 percent in the third quarter. We had expected to see an improving North American economy in the third quarter, but instead the sales cycle slowed and some customers delayed capital equipment purchases. In North America, Tennant sales of large industrial equipment through our direct channel and government business were adversely impacted by economic uncertainty in the 2012 third quarter. We anticipate, however, that our North America region will return to organic growth in the 2012 fourth quarter.”
Killingstad added: “There were several bright spots in the 2012 third quarter. We are encouraged by the continued global expansion of our strategic accounts business, higher sales of scrubbers equipped with our sustainable ec-H2O™ water-based cleaning technology, and continued market penetration in the emerging markets of Latin America and China. In addition, Tennant's ongoing focus on operational excellence initiatives produced higher gross margins in the quarter versus a year ago.”

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At the 2012 third quarter end, Tennant had $63 million in cash on its balance sheet. In a separate release issued today, Tennant announced that it is raising its quarterly cash dividend to $0.18 per share, up 6 percent from $0.17 per share.
“Tennant is in strong financial shape and we are pleased to be able to raise the company's dividend,” said Killingstad. “Tennant has increased its annual cash dividend payout for 41 consecutive years.”
Special Items
The 2012 third quarter results included two special items that reduced earnings by a total of $0.01 per diluted share. The special items included: a pre-tax gain on sale of business of $0.8 million, or $0.03 per diluted share, as Tennant transitioned to a master distributor business in the Central Eastern Europe, Middle East and Africa markets; and a pre-tax restructuring charge of $0.8 million, or $0.04 per diluted share, to align workforce levels in Tennant's European factories with current production demand. (See the Supplemental Non-GAAP Financial Tables.)
Third Quarter Operating Review
Tennant's 2012 third quarter consolidated net sales of $178.3 million decreased 4.7 percent compared to the prior year quarter. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 3.0 percent. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), declined approximately 1.7 percent. Organic sales were down approximately 0.7 percent in Tennant's Americas region, excluding an unfavorable foreign currency exchange impact of approximately 1.5 percent, and down 5.5 percent in the Europe, Middle East and Africa region, excluding an unfavorable foreign currency exchange impact of approximately 8.5 percent. Organic sales grew 1.3 percent in the Asia Pacific region, excluding an unfavorable foreign currency exchange impact of approximately 0.5 percent. Sales were higher in most markets, offset somewhat by lower sales in Japan. Sales in China and Latin America remained robust, growing organically approximately 10 percent and 30 percent, respectively, in the 2012 third quarter. Tennant reported record third quarter net sales in 2011 of $187.0 million.
Contributing to 2012 third quarter sales were Tennant's strategic accounts business, including an expansion of business with Sodexo, which is a global leader in providing facility services to a broad array of industries. Sodexo chose to expand its business with Tennant to Europe. Tennant already was an approved supplier for Sodexo in North America, where the facilities provider was an early supporter of ec-H2O technology.
“We are proud that Sodexo has selected Tennant and our sustainable ec-H2O technology to help their customers throughout North America and now Europe,” said Killingstad.

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Sales of scrubbers equipped with ec-H2O electrically activated water technology also positively benefited results in the 2012 third quarter, growing approximately 9 percent. Tennant's ec-H2O technology converts water into an innovative cleaning solution that cleans effectively, saves money, improves safety and reduces environmental impact compared to daily cleaning floor chemicals.
Tennant's gross margins in the 2012 third quarter rose to 43.5 percent, up from 42.9 percent in the prior year quarter, and above the company's targeted range of 42 percent to 43 percent. The strong gain was chiefly driven by improvement in gross margins in all geographies, due to product mix, stable commodity costs and production efficiencies.
Research and development (R&D) for the 2012 third quarter totaled $7.4 million, or 4.1 percent of sales, compared to $7.2 million, or 3.9 percent of sales, in the prior year quarter. The company continued to invest in developing innovative new products for its traditional core business and other sustainable, water-based cleaning technologies.
Selling and administrative expense (S&A) in the 2012 third quarter totaled $57.2 million, or $56.4 million as adjusted (excluding the restructuring charge), versus $57.3 million in the third quarter last year. As a percent of sales, S&A was 32.1 percent, or 31.7 percent as adjusted, in the 2012 third quarter compared to 30.6 percent in the same quarter last year. S&A spending as adjusted decreased 1.4 percent on a dollar basis but was up 110 basis points as a percent of sales due to lower sales volume.
The company's 2012 third quarter operating profit was $13.8 million, or 7.7 percent of sales, on a GAAP and as-adjusted basis, versus an operating profit of $15.8 million, or 8.4 percent of sales, in the year ago quarter. Operating profit margin was impacted by higher selling and administrative expense as a percent of sales, and increased research and development investments, somewhat offset by improved gross margins in the 2012 third quarter. Tennant continues to leverage its existing global workforce of about 2,800 employees, and has maintained that staffing level for the past three years, while growing sales.
Commented Killingstad: “We remain focused on enhancing our operating leverage through strong expense control and targeted process improvement programs.”
Pipeline of Innovative New Products and Technologies
Tennant has one of the most robust new product and technology pipelines in the company's history. Tennant anticipates launching 17 new products in the 2012 fourth quarter and an additional 25 in 2013.
The company recently exhibited several of these new products at the cleaning industry's ISSA trade show on October 17, 2012, including:

•	The T12 rider scrubber, which is the first new product in Tennant's redesigned modular large equipment portfolio.

•	The T3 Orbital Scrubber provides a chemical-free way to clean and strip floors.

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•	Tennant's first rider burnisher, the B10, enables rapid cleaning and polishing of large areas.

•	A versatile line of walk-behind sweepers cleans multiple surfaces in both indoor and outdoor environments.

•	A suite of vacuums, including lightweight backpack and dry canister models, provides multiple solutions for customers who need commercial-grade products with field-proven durability and performance.
These innovative solutions are engineered to be durable, lower operating costs, improve operator safety and reduce environmental impact.
2012 Nine Month Results
For the nine months ended September 30, 2012, Tennant's reported net earnings rose to $27.7 million, or $1.45 per diluted share, on net sales of $551.5 million. As previously noted, Tennant recorded special items in the 2012 third quarter that reduced earnings by a total of $0.01 per diluted share. (See the Supplemental Non-GAAP Financial Tables.) Excluding these special items, the company's 2012 adjusted net earnings in the first nine months were $27.9 million, or $1.46 per diluted share. In the prior year first nine months, Tennant reported net earnings of $21.4 million, or $1.10 per diluted share, on net sales of $560.8 million. Excluding special items in the 2011 second quarter, the company's 2011 adjusted net earnings in the first nine months totaled $26.5 million, or $1.36 per diluted share.
Year-to-date 2012 gross margins were 43.9 percent up from 42.0 percent, or 42.3 percent as adjusted, in the first nine months of 2011, an increase of 160 basis points as adjusted, primarily due to product mix, stable commodity costs and production efficiencies. S&A expense in the 2012 first nine months totaled $177.3 million, or 32.2 percent of sales, and $176.6 million or 32.0 percent of sales as adjusted, versus $181.2 million, or 32.3 percent of sales, and $177.2 million or 31.6 percent of sales as adjusted, in the first nine months of 2011.
Operating profit in the 2012 first nine months rose to $43.7 million, or 7.9 percent of sales, on a GAAP and adjusted basis, up from an operating profit of $34.2 million, or 6.1 percent of sales, and $39.7 million, or 7.1 percent as adjusted, in the first nine months of 2011.
Tennant generated $43.3 million in cash from operations in the 2012 year to date, which is up 20.2 percent compared to the first nine months of 2011. Total cash and cash equivalents at September 30, 2012, was $62.7 million, up from $44.3 million a year ago. The company's total debt was $33.6 million, down from $36.9 million at September 30, 2011. In 2012 year to date, Tennant repurchased approximately 437,500 shares of the company's stock. Tennant had approximately 18.6 million common shares outstanding at September 30, 2012.

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Business Outlook
Tennant remains capable of attaining its ambitious long-term goal of reaching a 12 percent operating profit in the fourth quarter of 2013, assuming the global economy improves. However, as Tennant has previously stated, achieving this milestone requires a return to organic revenue growth in the mid- to high-single digits for the 2013 full year.
Based on its 2012 first nine months' results and expectations of performance for the remainder of the year, Tennant Company is lowering its 2012 full year sales and earnings outlook. The company now anticipates net sales of $735 million to $745 million and estimates 2012 full year earnings in the range of $2.00 to $2.15 per diluted share. Previously, Tennant estimated 2012 full year earnings in the range of $2.30 to $2.45 per diluted share on net sales of $770 million to $785 million. For full year 2011, adjusted earnings totaled $1.95 per diluted share on net sales of $754 million.
The company's 2012 annual financial outlook includes the following expectations:

•	Modest economic improvement in North America, continued uncertainty in Europe and steady growth in emerging markets;

•	Unfavorable foreign currency impact on sales for the full year in the range of 2 to 3 percent;

•	A gross margin above the targeted range of 42 to 43 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and increases investment in its water-based cleaning business; and

•	Capital expenditures in the range of $15 million to $17 million.
Commented Killingstad: “Our commitment to deliver enhanced growth and profitability is unchanged, although we are mindful that global economic conditions currently pose a challenge. We will continue to pursue growth through innovation in our core equipment business - demonstrated by our upcoming launch of 42 new products in the 2012 fourth quarter and 2013 full year - and advancing our water-based technologies. We remain focused on improving profitability through ongoing operational excellence, cost controls and standardized global processes.”
Conference Call
Tennant will host a conference call to discuss the 2012 third quarter results today, October 24, 2012, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Company, Investors. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

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Company Profile
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.
Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to effectively manage organizational changes; our ability to comply with laws and regulations; our ability to effectively maintain and manage the data in our computer systems; unforeseen product liability claims or product quality issues; our ability to develop and fund new innovative products and services; our ability to attract and retain key personnel; our ability to successfully upgrade and evolve the capabilities of our computer systems; the occurrence of a significant business interruption; fluctuations in the cost or availability of raw materials and purchased components; our ability to acquire, retain and protect proprietary intellectual property rights; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.
Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Tables.

FINANCIAL TABLES FOLLOW

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TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net Sales	$178,268	$186,990	$551,473	$560,839
Cost of Sales	100,705	106,737	309,640	325,188
Gross Profit	77,563	80,253	241,833	235,651
Gross Margin	43.5%	42.9%	43.9%	42.0%
Operating Expense (Income):
Research and Development Expense	7,353	7,240	21,558	20,236
Selling and Administrative Expense	57,193	57,250	177,326	181,222
Gain on Sale of Business	(784)	—	(784)	—
Total Operating Expense	63,762	64,490	198,100	201,458
Profit from Operations	13,801	15,763	43,733	34,193
Operating Margin	7.7%	8.4%	7.9%	6.1%
Other Income (Expense):
Interest Income	229	224	871	476
Interest Expense	(640)	(654)	(2,021)	(1,614)
Net Foreign Currency Transaction (Losses) Gains	(385)	(1,390)	(1,496)	49
Other Income (Expense), Net	99	—	175	(33)
Total Other Expense, Net	(697)	(1,820)	(2,471)	(1,122)
Profit Before Income Taxes	13,104	13,943	41,262	33,071
Income Tax Expense	4,359	4,215	13,522	11,622
Net Earnings	$8,745	$9,728	$27,740	$21,449

Earnings per Share:
Basic	$0.47	$0.52	$1.49	$1.14
Diluted	$0.46	$0.50	$1.45	$1.10

Weighted Average Shares Outstanding:
Basic	18,468,546	18,741,524	18,594,508	18,881,132
Diluted	19,040,875	19,271,074	19,154,844	19,417,061

Cash Dividend Declared per Common Share	$0.17	$0.17	$0.51	$0.51

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Nine Months Ended
	September 30			September 30
	2012	2011	%	2012	2011	%
Americas	$118,624	$121,280	(2.2)	$365,726	$358,912	1.9
Europe, Middle East and Africa	38,355	44,599	(14.0)	125,573	139,591	(10.0)
Asia Pacific	21,289	21,111	0.8	60,174	62,336	(3.5)
Total	$178,268	$186,990	(4.7)	$551,473	$560,839	(1.7)
(1) Net of intercompany sales.

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TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	September 30,	December 31,	September 30,
	2012	2011	2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$62,699	$52,339	$44,273
Restricted Cash	187	3,279	—
Accounts Receivable, Net	124,125	128,873	128,844
Inventories	60,953	65,912	77,408
Prepaid Expenses	11,653	10,320	8,852
Deferred Income Taxes, Current Portion	10,521	10,358	8,956
Other Current Assets	53	1,015	123
Total Current Assets	270,191	272,096	268,456
Property, Plant and Equipment	297,496	286,949	280,533
Accumulated Depreciation	(210,608)	(199,795)	(198,179)
Property, Plant and Equipment, Net	86,888	87,154	82,354
Deferred Income Taxes, Long-Term Portion	15,568	15,014	14,650
Goodwill	19,779	20,303	20,385
Intangible Assets, Net	21,912	23,758	24,793
Other Assets	8,736	5,937	7,427
Total Assets	$423,074	$424,262	$418,065

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$2,731	$4,166	$4,204
Accounts Payable	43,537	46,869	51,499
Employee Compensation and Benefits	32,300	32,934	31,649
Income Taxes Payable	1,304	619	14
Other Current Liabilities	37,519	39,404	40,571
Total Current Liabilities	117,391	123,992	127,937
Long-Term Liabilities:
Long-Term Debt	30,917	32,289	32,733
Employee-Related Benefits	38,022	40,089	32,023
Deferred Income Taxes, Long-Term Portion	3,240	3,189	3,555
Other Liabilities	3,895	3,851	4,804
Total Long-Term Liabilities	76,074	79,418	73,115
Total Liabilities	193,465	203,410	201,052
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,967	7,063	7,052
Additional Paid-In Capital	20,061	15,082	13,372
Retained Earnings	231,501	227,944	219,507
Accumulated Other Comprehensive Loss	(28,920)	(29,237)	(22,918)
Total Shareholders’ Equity	229,609	220,852	217,013
Total Liabilities and Shareholders’ Equity	$423,074	$424,262	$418,065

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TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Nine Months Ended
	September 30
	2012	2011
OPERATING ACTIVITIES
Net Earnings	$27,740	$21,449
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	13,239	12,800
Amortization	2,096	2,533
Impairment of Intangible Assets	—	1,805
Deferred Income Taxes	(731)	945
Stock-Based Compensation Expense	7,175	3,569
Allowance for Doubtful Accounts and Returns	1,528	747
Gain on Sale of Business	(784)	—
Other, Net	130	400
Changes in Operating Assets and Liabilities:
Accounts Receivable	1,756	(2,672)
Inventories	(3,097)	(17,461)
Accounts Payable	(2,348)	11,277
Employee Compensation and Benefits	(2,767)	134
Other Current Liabilities	(84)	2,433
Income Taxes	4,902	1,628
Other Assets and Liabilities	(5,473)	(3,568)
Net Cash Provided by Operating Activities	43,282	36,019

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(11,110)	(7,663)
Proceeds from Disposals of Property, Plant and Equipment	280	485
Acquisition of Businesses, Net of Cash Acquired	(750)	(2,916)
Proceeds from Sale of Business	1,014	—
Decrease in Restricted Cash	3,089	—
Net Cash Used for Investing Activities	(7,477)	(10,094)

FINANCING ACTIVITIES
Change in Short-Term Borrowings, Net	—	(35)
Payment of Long-Term Debt	(2,450)	(18,099)
Issuance of Long-Term Debt	—	20,000
Purchases of Common Stock	(18,567)	(17,134)
Proceeds from Issuance of Common Stock	2,798	3,257
Tax Benefit on Stock Plans	1,213	801
Dividends Paid	(9,508)	(9,660)
Net Cash Used for Financing Activities	(26,514)	(20,870)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,069	(311)
Net Increase in Cash and Cash Equivalents	10,360	4,744
Cash and Cash Equivalents at Beginning of Period	52,339	39,529
Cash and Cash Equivalents at End of Period	$62,699	$44,273

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Page 10 – Tennant Company Reports 2012 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net Sales	$178,268	$186,990	$551,473	$560,839

Cost of Sales	100,705	106,737	309,640	325,188
Gross Profit - as reported	77,563	80,253	241,833	235,651
Gross Margin	43.5%	42.9%	43.9%	42.0%
Adjustments:
Hofmans Product Obsolescence	—	—	—	1,482
Gross Profit - as adjusted	77,563	80,253	241,833	237,133
Gross Margin	43.5%	42.9%	43.9%	42.3%

Operating Expense (Income):
Research and Development Expense	7,353	7,240	21,558	20,236
Selling and Administrative Expense	57,193	57,250	177,326	181,222
Gain on Sale of Business	(784)	—	(784)	—
Total Operating Expense	63,762	64,490	198,100	201,458

Profit from Operations - as reported	$13,801	$15,763	$43,733	$34,193
Operating Margin	7.7%	8.4%	7.9%	6.1%
Adjustments:
Gain on Sale of Business	(784)	—	(784)	—
Restructuring Charge (S&A)	760	—	760	—
Hofmans Product Obsolescence (CGS & S&A)	—	—	—	4,300
International Executive Severance (S&A)	—	—	—	1,217
Profit from Operations - as adjusted	$13,777	$15,763	$43,709	$39,710
Operating Margin	7.7%	8.4%	7.9%	7.1%

Other Income (Expense):
Interest Income	229	224	871	476
Interest Expense	(640)	(654)	(2,021)	(1,614)
Net Foreign Currency Transaction (Losses) Gains	(385)	(1,390)	(1,496)	49
Other Income (Expense), Net	99	—	175	(33)
Total Other Expense, Net	(697)	(1,820)	(2,471)	(1,122)

Profit Before Income Taxes - as reported	$13,104	$13,943	$41,262	$33,071
Adjustments:
Gain on Sale of Business	(784)	—	(784)	—
Restructuring Charge	760	—	760	—
Hofmans Product Obsolescence	—	—	—	4,300
International Executive Severance	—	—	—	1,217
Profit Before Income Taxes - as adjusted	$13,080	$13,943	$41,238	$38,588

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Page 11 – Tennant Company Reports 2012 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Income Tax Expense - as reported	$4,359	$4,215	$13,522	$11,622
Adjustments:
Gain on Sale of Business	$(276)	$—	$(276)	$—
Restructuring Charge	$90	$—	$90	$—
Hofmans Product Obsolescence	$—	$—	$—	$489
Income Tax Expense - as adjusted	$4,173	$4,215	$13,336	$12,111

Net Earnings - as reported	$8,745	$9,728	$27,740	$21,449
Adjustments:
Gain on Sale of Business	(508)	—	(508)	—
Restructuring Charge	670	—	670	—
Hofmans Product Obsolescence	—	—	—	3,811
International Executive Severance	—	—	—	1,217
Net Earnings - as adjusted	$8,907	$9,728	$27,902	$26,477

Earnings per Share:
Basic	$0.47	$0.52	$1.49	$1.14
Diluted Earnings per Share - as reported	$0.46	$0.50	$1.45	$1.10
Adjustments:
Gain on Sale of Business	(0.03)	—	(0.03)	—
Restructuring Charge	0.04	—	0.04	—
Hofmans Product Obsolescence	—	—	—	0.20
International Executive Severance	—	—	—	0.06

Diluted Earnings per Share - as adjusted	$0.47	$0.50	$1.46	$1.36

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Page 12 – Tennant Company Reports 2012 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES

(In thousands, except per share data)	Full
Year
2011

Diluted Earnings per Share - as reported	$1.69
Adjustments:
Hofmans Product Obsolescence	0.20
International Executive Severance	0.06

Diluted Earnings per Share - as adjusted	$1.95
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